Exhibit 99.1

LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501

Contact: Bill Johnson, Controller (903-832-0993)

LecTec Corporation Releases Open Letter to Shareholders

December 22, 2009 — Texarkana, Texas — LecTec Corporation (OTCBB: LECT) announced today that it has issued the following open letter from Judd Berlin, the Chief Executive Officer of LecTec, to its shareholders regarding current developments at the Company:

December 22, 2009

Dear Shareholders of LecTec:

Today your company is in the best condition ever in its 32-year history. We have no debt and sufficient resources to support a bright future.

2009 could have ended in disaster had our litigation strategy failed. We were running out of cash and facing undesirable financing options that could have resulted in substantial dilution of shareholder value. The $23 million settlement with Endo Pharmaceuticals just days before the preliminary injunction hearing allowed us to avoid shareholder dilution and to use LecTec’s $12.3 million federal net operating loss carry forward against taxable income this year.

Today we are pleased to announce that LecTec has reached a settlement with Johnson & Johnson Consumer Companies, Inc. in our outstanding patent litigation related to LecTec’s U.S. Patent Nos. 5,536,263 and 5,741,510. Johnson & Johnson has agreed to make a one-time, $1.2 million payment to LecTec for a non-exclusive license to these two patents, and any other LecTec patents that claim priority from these two patents, for use in connection with any product or process sold or used by Johnson & Johnson Consumer Companies, other than products covered by exclusive licenses previously granted to other companies. Our objective was to settle amicably with Johnson & Johnson Consumer Companies, and we achieved that.

Litigation against the remaining defendants continues and $1 million has been allocated for expenses to reinforce aggressive strategies through our January 2011 trial date and beyond. I hope you understand it would be detrimental to comment further and disclose ongoing litigation strategies in an open letter such as this.

For the first time in many years, LecTec can finally plan its future. Our plan for 2010 is threefold. First, we plan to invest in our existing intellectual property (IP) portfolio with priority on developing a hand sanitizing patch. Second, we plan to seek and consider M&A opportunities. Third, we plan to recruit talented, qualified and globally competitive executives to take LecTec forward.

This year’s H1N1 scare heightened public awareness about hand cleanliness, but mothers have long known about the importance of washing hands. Mothers all over the world struggle each day to keep their children’s hands clean and safe, but there is no safe hand sanitizer on the market today. Alcohol based liquid hand sanitizers are too hazardous for children to use without adult supervision. Our R&D priority will be to develop a hand sanitizing product that is safe and effective for children.

To give R&D a running start, LecTec Board member Dr. Daniel Sigg, MD, PhD. will become Chief Scientific Officer of the Company on a full-time basis starting January 1, 2010. Dr. Sigg will lead hand sanitizing patch R&D and as a first step begin testing suitable dry bactericidal and antimicrobial materials. Dr. Sigg has significant clinical experience with both academic and industrial R&D. We may also joint venture our hand sanitizing patch technology with a leading topical patch manufacturer and a leading distributor of hand sanitizing products. Dr. Sigg will also critically evaluate LecTec’s current IP portfolio for potential additional R&D, licensing or other business opportunities. Dr. Sigg has significant IP expertise, not only as inventor of over 20 US patents, but also in IP portfolio assessment and strategy.

Our M&A activities will be wide ranging and not confined to the topical patch industry. We are carefully monitoring the FDA’s expected monograph ruling on topical pain patches, which could force LecTec and most others to abandon the pain patch market. We plan to retain global M&A specialists to support our efforts.

I have served LecTec without pay as a Director for over 6 years and as CEO for 3 years, and today stand committed to continue as CEO, but with pay, until March 2011 to see LecTec through the trial in our patent litigation. LecTec now has the ability to attract top talent worldwide. Our management succession plan includes retaining a multinational executive search firm to help identify, recruit and hire the best possible people to run this company by March 2011 or sooner.

LecTec’s good fortune should be shared by all who have invested money, time and sweat in this enterprise. Your Board has spent weeks agonizing over consideration of the appropriate amounts for a cash dividend for shareholders and cash remuneration for the Company’s Directors and management. Our decision may not please everyone, but we remain confident our decision puts shareholder value first.

For the Directors and management of LecTec other than me, who have guided your company from rags to riches, the Board has determined to allocate a total of $245,000 in bonuses. I will not participate in these bonus payments, however, the Board has decided to authorize a one time payment of $200,000 to me in recognition of the over 6 years of service I have rendered to LecTec without any compensation.

For you, the patient shareholders, the Board has authorized a cash dividend of $1.00 per share payable on February 12, 2010 to shareholders of record on January 29, 2010. Next year, assuming our threefold plan for 2010 starts to materialize favorably, we plan to consider the declaration of an additional cash dividend.

Finally, I apologize for the long lapses in communications and shareholder meetings. There was nothing that could be disclosed about ongoing litigation and there was little else to plan, say or do considering the impact of our daunting cash constraints. Shareholder meetings are costly events, and so we decided it was in best interest of shareholders to forego a meeting in 2009. We plan to hold a shareholders meeting in September 2010, the date and place to be announced on or before June 30, 2010. These dates allow us to get past our May 2010 Markman hearing in the patent litigation before fixing the date and location of a shareholders meeting. In the meantime, we will communicate with our shareholders as noteworthy events occur.

I am deeply grateful to those shareholders who stood patient and supportive during the rough patches LecTec endured over the years. We now have the resources to make things happen and I am fully committed to increasing value for all LecTec shareholders. Best wishes to you and your family for the holiday season and new year. We all have much to be thankful for.

Sincerely,

Judd Berlin, CEO

About LecTec Corporation

LecTec Corporation is an intellectual property licensing and holding company. The Company’s primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel–based topical delivery of therapeutic over–the–counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel–like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.

Cautionary Statements

This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. (NASDAQ: CHTT) and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, the inclusion of a “going-concern” qualification in the Company’s Form 10-K for the year ended December 31, 2008 from the Company’s independent registered public accounting firm, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2008.